Exhibit 10.2

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Penn Virginia Corporation

2016 Management Incentive Plan

This Nonqualified Stock Option Award Agreement (this “Agreement”) is made as of the [●] day of [●], 20[●] between Penn Virginia Corporation (the “Company”), and [●] (the “Participant”), and is made pursuant to the terms of Penn Virginia Corporation 2016 Management Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Grant of Option. The Company hereby grants to the Participant a non-qualified stock option (the “Option”) for the purchase of [●] shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. For purposes of this Agreement, the “Grant Date” shall be [●], 20[●].

Section 2. Exercise Price. The exercise price per Share of the Option shall be [●] (the “Exercise Price”).

Section 3. Vesting of Option.

(a) Generally. Except as otherwise provided herein, 25% of the Option will vest on each of the first four anniversaries of the Grant Date, in each case subject to Participant’s continuous Service with the Company on the applicable vesting date.

(b) Qualified Liquidity Event. Upon the occurrence of a Qualified Liquidity Event, the Option shall vest in full, subject to Participant’s continuous Service with the Company through the date of such Qualified Liquidity Event.

Section 4. Termination of Service. Upon the occurrence of a termination of Participant’s Service, the Option shall be treated as set forth below.

(a) [Qualifying Termination. Upon the occurrence of a termination of Participant’s Service by the Company without Cause or by the Participant for Good Reason (as defined in Participant’s Employment Agreement, dated as of [ ], 201[]) (each such termination, a “Qualifying Termination”), the portion of the Option next scheduled to vest under Section 3 hereof will vest.

(b) Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 4(a), the unvested portion of the Option shall immediately terminate and all rights thereunder shall cease. ]1

[1]	To be updated as applicable to Participant.

Section 5. Term. This Option shall terminate upon the earliest to occur of the following:

(a) Expiration. This Option shall terminate immediately upon the tenth anniversary of the Grant Date (the “Expiration Date”).

(b) Death; Disability. If the Participant’s Service is terminated due to the Participant’s death or Disability, then the vested portion of this Option shall remain exercisable until the one-year anniversary of such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.

(c) [Qualifying Termination. In the event Participant’s Service is terminated due to a Qualifying Termination, the vested portion of this Option shall remain exercisable for 90 days following such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.]2

(d) Cause. If the Participant’s Service is terminated for Cause, then this Option (both the vested and unvested portions) shall be cancelled immediately upon the occurrence of such termination.

(e) Other Terminations of Service. If the Participant’s Service is terminated in a manner that is not otherwise specified in this Section 5, then the vested portion of this Option shall remain exercisable for 30 days following such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.

Section 6. Procedure for Exercise. Subject to the terms of this Agreement and the Plan, the vested portion of this Option may be exercised, in whole or in part, and the exercise price may be paid in cash or in any other form of legal consideration that may be acceptable to the Committee in accordance with the terms of the Plan.

Section 7. Repurchase. The Company shall have the right, within six months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of the vested Option and/or shares of Common Stock delivered upon exercise of the Option, if any, (and any Common Stock or other securities issued in respect, or pursuant to the terms, thereof), at a price equal to the Fair Market Value thereof (or in the case of the Option, the Fair Market Value thereof less the applicable aggregate exercise price thereof), measured as of the date of Participant’s termination of Service, (the “Repurchase Price”); provided, however, that if Participant’s employment is terminated for Cause the Repurchase Price will be the lesser of (i) Fair Market Value or (ii) the exercise price paid for the Share. The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the shares of Common Stock or other securities so purchased, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that the Company’s payment of all or any portion of the Repurchase Price would violate applicable

[2]	To be included only as applicable to Participant.

law or any instrument relating to the Company’s indebtedness, then any applicable Repurchase Price payments otherwise due during such period of prohibition or restriction will be paid by the Company as soon as reasonably practicable following the date that no such prohibitions or restrictions apply.

Upon and following the occurrence of an IPO, the Company’s right of repurchase pursuant to this Section 7 shall be of no force or effect.

Section 8. Restrictions on Transfer. No Option may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution. In the event that the Participant becomes legally incapacitated, an Option shall be exercisable by the Participant’s legal guardian or legal representative. If the Participant dies, an Option shall thereafter be exercisable by the legatee of such Option under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Option was exercisable by the Participant. An Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon an Option, shall be null and void and without effect. All Shares shall be subject to the transfer restrictions and rights of the Company set forth in the Plan.

Section 9. Investment Representation. Upon any acquisition of the shares of Common Stock underlying Option at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Common Stock underlying the Option shall be acquired unless and until the Company and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares of Common Stock pursuant to an exemption from registration under the applicable securities laws.

Section 10. Adjustments. The Option granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 11. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 12. Limitation of Rights. Participant shall not have any privileges of a stockholder of the Company with respect to the Option, including, without limitation, any right to vote any shares underlying this Option or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until shares underlying this Option are delivered to the Participant following the exercise of this Option in accordance with Section 6 hereof and the Participant executes a joinder to the Shareholder’s Agreement, dated, September 12, 2016 by and between the Company and the Shareholders (as defined therein), as amended and/or restated from time to time or similar agreement as requested by the Committee. Nothing in this Agreement or an Option shall confer upon the Participant any right to continued Service with the Company or an Affiliate or to interfere in any way with the right of the Company to terminate the Participant’s Service at any time.

Section 13. Construction. The Option hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Option hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon the Participant.

Section 14. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to the choice of law principles thereof.

Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 18. Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Option granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.

Section 19. Entire Agreement. The Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 20. Clawback. The Option and any shares acquired pursuant to exercise of the Option will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 21. Tax Withholding. This Agreement and the Option shall be subject to withholding in accordance with Section 13.4 of the Plan, including the net settlement provision therein, Section 13.4(c).

Section 22. Lock-Up Period. If so requested by the Company or the underwriters in connection with an IPO, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days from the effective date of the registration statement, plus such additional period as may be required by applicable law, exchange rules or regulations, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters or the Company at the time of such offering.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

PENN VIRGINIA CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:
Date:

Signature Page to Option Agreement